Exhibit 23.1

December 23, 2004

United States Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

         Re: Consent to be named in the Form SB-2/A-2 Registration Statement, for the registration of 10,000,000 shares of common stock of The Flooring Zone, Inc., a Nevada Corporation (the Registrant).

Ladies and Gentlemen:

We hereby consent to the use of our report for the years ended December 31, 2003 and 2002, dated February 27, 2004, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

Sincerely,

/s/ Mantyla McReynolds, LLC

Mantyla McReynolds, LLC
Salt Lake City, Utah